FOR IMMEDIATE RELEASE


                    ACCELIO CORPORATION ADDRESSES UNSOLICITED
                                 OPEN TEXT OFFER

Ottawa, ON, December 17, 2001 - Accelio Corporation, (NASDAQ: ACLO, TSE: LIO), a leading global provider of Web-enabled business process solutions, today took initial steps to address an unsolicited offer by Open Text Corporation (NASDAQ:
OTEX - news; TSE: OTC - news) to acquire all of the outstanding common shares of Accelio Corporation for a cash price of Cdn. $2.75 per share, or Cdn. $68.5 million on a fully-diluted basis.

In response to Open Text Corporation's offer, the Accelio board of directors will create an independent committee of the board to evaluate all potential options for maximizing shareholder value. The board will also engage the services of an investment banking firm to act as financial adviser.

"We are evaluating all strategic options for Accelio and we will assess all opportunities including this unsolicited bid," said A. Kevin Francis, president and chief executive officer, Accelio Corporation. "Ultimately, we are looking to maximize shareholder value and meet the needs of our customers over the long term. Once the board has completed a thorough review of this offer with its professional and financial advisers, we will communicate our recommendation to our shareholders. In the interim, we urge all shareholders to defer making a decision until that time."

About Accelio

Accelio Corporation (formerly JetForm Corporation) is a leading global provider of Web-enabled business process solutions, headquartered in Canada. Accelio helps organizations to gain sustainable advantage by extending and accelerating their core business processes. The Accelio family of integrated software solutions empower organizations to capture, integrate and present strategically relevant information for employees, partners and customers -- enabling them to work smarter and more productively.

With fiscal 2000 revenues of over $100 million, and in business since 1982, the Accelio global distribution network spans every continent, with more than 8.5 million users worldwide. Accelio customers are Global 2000 organizations in the financial services, banking, manufacturing, utilities and public sectors. For more information on Accelio, visit: www.accelio.com.

Accelio and the Accelio logo are trademarks of Accelio Corporation. Other product and company names herein may be trademarks of registered trademarks of their respective owners.


For more information:

Susanne Gossage                     Eileen Foley                     Nicola Clarke McIsaac
BenchMark Porter Novelli            Accelio Public Relations         Accelio Investor Relations
416-422-7196                        613-751-4800 ext. 5273           905-947-8485 ext. 3218
sgossage@bmporternovelli.com        efoley@accelio.com               nclarke@accelio.com